77.   Attachments

77C.  Submission of Matters to a Vote of Security Holders

            Special Meeting of Shareholders Held February 15, 2005:

On February 15, 2005, a Special Meeting of Shareholders of the Touchstone Variable Series Trust was held in order to vote on the election of 10 Trustees. Shareholders of the Touchstone Variable Series Trust voted in favor of the proposal as follows:

   Election of 10 Trustees:
                                                                  Percentage of
Nominees                   For Election     Withhold Authority    Quorum Passing
--------                   ------------     ------------------    --------------

Jill T. McGruder         437,802,443.344      13,831,321.199          96.34%
John F. Barrett          438,407,022.879      13,226,741.664          97.07%
John R. Lindholm         438,323,106.079      13,310,658.463          97.05%
Richard L. Brenan        437,340,726.545      14,293,037.997          96.84%
J. Leland Brewster II    436,898,520.155      14,735,244.387          96.74%
Phillip R. Cox           437,937,302.821      13,696,461.721          96.97%
H. Jerome Lerner         438,062,616.908      13,571,147.635          97.00%
Donald C. Siekmann       437,129,847.891      14,503,916.652          96.79%
Robert E. Stautberg      437,736,248.057      13,897,516.485          96.92%
John P. Zanotti          438,168,658.306      13,465,106.237          97.02%